June 17, 2025

Michael Pruitt
Interim Chief Executive Officer
AMAZE HOLDINGS, INC.
2901 West Coast Highway, Suite 200
Newport Beach, CA 92663

        Re: AMAZE HOLDINGS, INC.
            Registration Statement on Form S-1
            Filed June 6, 2025
            File No. 333-287856
Dear Michael Pruitt:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Kate Beukenkamp at 202-551-3861 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Trade &
Services
cc:   Andy Tataryn